EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          February 11, 2010

SKYWEST ANNOUNCES FOURTH QUARTER 2009 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $604.4 million for the quarter ended December 31, 2009, compared to $743.3 million for the same period last year.  SkyWest also reported net income of $19.5 million or $0.34 per diluted share, for the quarter ended December 31, 2009, compared to $21.2 million of net income or $0.37 per diluted share, for the same period last year.

SkyWest also reported operating revenues of $2.61 billion for the year ended December 31, 2009, compared to $3.50 billion for the year ended December 31, 2008.  SkyWest reported net income of $83.7 million or $1.47 per diluted share, for the year ended December 31, 2009, compared to $112.9 million of net income, or $1.93 per diluted share for the year ended December 31, 2008.

Following are the significant items effecting SkyWest’s financial and operating performance during the quarter ended December 31, 2009:

SkyWest is reimbursed by its major partners for fuel and certain other costs under its contract flying arrangements. For financial reporting purposes, these reimbursements are recorded as operating revenues.  Excluding fuel cost reimbursements, total operating revenues for the fourth quarter of 2009 were $555.8 million compared to $551.2 million for the same period last year.  The increase was primarily the result of an increase in the number of block hours in contract flying and additional pro-rate flying.  SkyWest produced 335,776 block hours, a 4.6% increase, for the quarter ended December 31, 2009, compared to 320,932 block hours for the same period last year.

Total operating expense and interest per available seat mile (“ASM”) for the fourth quarter of 2009, excluding fuel expense of $59.2 million, or $0.011 per ASM, decreased 6.9% to $0.094 from $0.101 for the comparable quarter of 2008.  The decrease is primarily due to the overall reduction in personnel (full-time equivalent basis) by approximately 8.1% for the quarter ended December 31, 2009, compared to the same period last year, while at the same time experiencing an increase in ASM production by approximately 7.5% for the comparable periods. The decrease was also partially attributable to flying more regional jets, with larger seating capacity, that typically generate more ASMs than smaller aircraft flying the same routes.  Total operating expense and interest, excluding fuel expense, was $517.9 million for the quarter ended December 31, 2009, compared to $517.1 million for the quarter ended December 31, 2008.

SkyWest recorded stock-based compensation expense of approximately $1.8 million ($1.1 million after-tax) for the quarter ended December 31, 2009, compared to $2.6 million ($1.7 million after tax) for the same quarter of 2008.  The decrease is the result of granting fewer stock based awards than previously granted.

During the quarter ended December 31, 2009, SkyWest did not repurchase any shares of its common stock.  As of December 31, 2009, SkyWest had authorization to repurchase up to an additional 2.78 million shares of its common stock.  SkyWest may continue to repurchase shares of its outstanding common stock under the authorized stock buyback program from time to time, as it deems appropriate.

On October 16, 2009, SkyWest Airlines, Inc. (“SkyWest Airlines”) entered into a series of transactions with United Airlines, Inc. (“United”) that provided operational funding to United, extended SkyWest Airlines’ existing rights to operate 40 regional jet aircraft under the United Express Agreement and created an opportunity for and Atlantic Southeast Airlines, Inc. (“ASA”) to operate 14 regional jet aircraft as a United Express carrier.  ASA is scheduled to begin United Express service on February 11, 2010, and the 14 United Express regional jets to be flown by ASA will be in service by May of 2010.  SkyWest also anticipates that ASA will operate these aircraft under a capacity purchase agreement that is generally consistent with the terms of the existing SkyWest Airlines United Express Agreement.  Also, SkyWest Airlines entered into an agreement with United to provide a secured term loan in the amount of $80.0 million.  The term loan bears interest at a rate of 11.0% with a ten-year amortization period.  The loan is secured by certain ground equipment and airport slot rights held by United.  SkyWest Airlines also agreed to defer certain amounts otherwise payable by United to SkyWest Airlines under its existing United Express Agreement. The maximum deferral amount is $49.0 million and any amounts deferred accrue a deferral fee of 8.0% annually, with deferral fees paid weekly.

During the quarter ended December 31, 2009, SkyWest Airlines entered into a marketing agreement with AirTran Airways, Inc. (“AirTran”).  Under the terms of the marketing agreement, SkyWest Airlines will operate five CRJ200s under a pro-rate arrangement.  SkyWest began service for AirTran in December 2009 operating with two aircraft.  The remaining three aircraft were added in January 2010 for a total of five aircraft currently in service.  The marketing agreement has a three year term; however, after May 15, 2010, either party may terminate the marketing agreement upon 120 days written notice.

During the second quarter of 2009, SkyWest announced a “wind-down” of its operations under an Airlines Services Agreement with Midwest Airlines, Inc. (“Midwest”).  As a result, SkyWest Airlines and Midwest terminated the Airlines Services Agreement effective December 31, 2009.  Midwest also paid SkyWest Airlines $4.0 million, in total, upon the return of the last ten aircraft operating for Midwest.

At December 31, 2009, SkyWest had approximately $732.4 million in cash and marketable securities, compared to $705.2 million as of December 31, 2008.  SkyWest’s long-term debt was $1.82 billion as of December 31, 2009, compared to $1.68 billion as of December 31, 2008.  The increase in SkyWest’s long-term debt was primarily the result of acquiring 14 new CRJ700 regional jet aircraft and one CRJ900 regional jet aircraft that were financed with long-term debt, partially offset by SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.8% discount rate, the present value of these lease obligations was approximately $2.1 billion as of December 31, 2009.

At December 31, 2009, SkyWest’s fleet totaled 449 aircraft, consisting of 398 regional jets (246 assigned to Delta Air Lines, Inc. (“Delta”), 147 assigned to United, two assigned to AirTran and three assigned to SkyWest), 51 EMB-120 aircraft (40 assigned to United and 11 assigned to Delta).  SkyWest’s Annual Report on Form 10-K for the year December 31, 2008 describes SkyWest’s maintenance expense policy for its CRJ200 regional jet aircraft engines. Generally, SkyWest collects revenue at a fixed hourly rate for mature engine maintenance under two of its capacity purchase agreements (United and Midwest).  During the quarter ended December 31, 2009, SkyWest incurred $2.6 million pretax expense in related engine maintenance costs in excess of amounts collected and recorded as revenue.

SkyWest Airlines and ASA have each entered into a Delta Connection Agreement with Delta wherein each of these entities provides contractual flight services.  These Delta Connection Agreements provide that beginning on the third anniversary of the agreements (September 8, 2008) Delta has the right to require that certain contractual rates under those agreements do not exceed the average rate of all Delta Connection Program carriers.  As of December 31, 2009, SkyWest Airlines and ASA had not finalized the contractual rates under their respective agreements.  SkyWest Airlines and ASA continue to negotiate with Delta on this issue and a resolution has not yet been reached.  SkyWest continues to record revenue under those agreements based on management’s best estimate of the revenue that will ultimately be realized upon settlement of the issue.

SkyWest has previously announced that ASA and SkyWest Airlines filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in connection with certain irregular operations (“IROP”) under its existing agreements with Delta. As of December 31, 2009, SkyWest had recognized a cumulative total of $32.4 million of revenue associated with this matter for which Delta has withheld payment. SkyWest is vigorously pursuing its claim for such amounts to the extent permitted under various motions between the parties and the matter is ongoing.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  SkyWest Airlines also operates flights for AirTran under a marketing agreement.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta.  ASA is scheduled to begin service as a United Express carrier on February 11, 2010 under a contractual agreement with United.  System-wide, SkyWest, Inc. serves a total of approximately 224 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,600 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of SkyWest’s major partners regarding any impact on the contracts that SkyWest operates under in their behalf; the resolution of current litigation with one of its major airline partners; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
OPERATING REVENUES:
Passenger	$596,260	$737,364	$2,582,238	$3,466,287
Ground handling and other	8,141	5,930	31,376	29,962
Total operating revenues	604,401	743,294	2,613,614	3,496,249
OPERATING EXPENSES:
Aircraft fuel	59,226	198,028	390,739	1,220,618
Salaries, wages and benefits	172,040	175,419	698,326	724,094
Aircraft maintenance, materials and repairs	108,435	100,991	436,039	381,653
Aircraft rentals	75,844	74,146	300,773	295,784
Depreciation and amortization	56,826	55,508	221,548	220,195
Station rentals and landing fees	25,960	29,867	116,312	132,017
Ground handling services	23,696	22,141	95,805	106,135
Other, net	34,025	33,396	141,877	160,522
Total operating expenses	556,052	689,496	2,401,419	3,241,018
OPERATING INCOME	48,349	53,798	212,195	255,231
OTHER INCOME (EXPENSE):
Interest income	3,833	4,379	11,121	20,776
Interest expense	(21,113)	(25,675)	(86,330)	(106,064)
Impairment of marketable securities	—	—	(7,115)	—
Other, net	483	(68)	1,862	6,240
Total other (expense), net	(16,797)	(21,364)	(80,462)	(79,048)
INCOME BEFORE INCOME TAXES	31,552	32,434	131,733	176,183
PROVISION FOR INCOME TAXES	12,050	11,235	48,075	63,254
NET INCOME	$19,502	$21,199	$83,658	$112,929

BASIC EARNINGS PER SHARE	$0.35	$0.37	$1.50	$1.95
DILUTED EARNINGS PER SHARE	$0.34	$0.37	$1.47	$1.93
Weighted average common shares:
Basic	55,606	56,744	55,854	57,790
Diluted	56,621	57,488	56,814	58,633

Unaudited Operating Highlights

	Three Months Ended December 31,				Year Ended December 31,
Operating Highlights	2009	2008	% Change		2009	2008	% Change

Passengers carried	8,548,527	7,845,946	9.0		34,544,772	33,461,819	3.2
Revenue passenger miles (000)	4,288,620	3,971,543	8.0		17,448,958	17,101,910	2.0
Available seat miles (000)	5,479,459	5,095,146	7.5		22,142,650	22,020,250.6
Passenger load factor	78.3%	77.9%	.4	pts	78.8%	77.7%	1.1	pts
Passenger breakeven load factor	74.8%	75.0%	(.2	)pts	75.0%	74.4%	.6	pts
Yield per revenue passenger mile	$0.139	$0.186	(25.3)		$0.148	$0.203	(27.1)
Revenue per available seat mile	$0.110	$0.146	(24.7)		$0.118	$0.159	(25.8)
Cost per available seat mile	$0.105	$0.140	(25.0)		$0.112	$0.152	(26.3)
Fuel cost per available seat mile	$0.011	$0.039	(71.8)		$0.018	$0.055	(67.3)

	Three Months Ended December 31,			Year Ended December 31,
Operating Highlights	2009	2008	% Change	2009	2008	% Change

Average passenger trip length	502	506	(.8)	505	511	(1.2)
Block hours	335,776	320,932	4.6	1,363,257	1,376,815	(1.0)
Departures	213,454	203,349	5.0	870,761	872,288	(.2)